Exhibit 10.3

OUTFRONT MEDIA INC.
EXECUTIVE BONUS PLAN
(As Amended and Restated as of February 19, 2015)
1.Purpose.
The principal purposes of this OUTFRONT Media Inc. Executive Bonus Plan are to assist the Company in attracting, motivating and retaining participating Eligible Executives who have significant responsibility for the growth and long-term success of the Company by providing incentive awards that ensure a strong pay-for-performance linkage for such executives, and to permit the incentive awards paid under this Plan to qualify as performance-based compensation under Section 162(m).
2.    Definitions.
(a)    “Award” means an amount calculated and awarded to a Participant pursuant to this Plan.
(b)    “Board” means the Board of Directors of OUTFRONT Media.
(c)    “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.
(d)    “Committee” has the meaning set forth in Section 3(a).
(e)    “Company” means OUTFRONT Media Inc. (formerly known as CBS Outdoor Americas, Inc.) and its wholly-owned or majority-owned subsidiaries.
(f)    “Eligible Executive” means an employee of the Company who is considered an executive officer of OUTFRONT Media within the meaning of Section 16 of the Exchange Act and, to the extent designated by the Committee as key executives eligible for participation in this Plan, other executives of the Company.
(g)    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.
(h)    “Fiscal Year” means a fiscal year of the Company.
(i)    “Misconduct” means a Participant’s (i) violating the Company’s business conduct statement or other code of conduct, insider trading policy or any other material written policies of the Company, (ii) unlawfully trading in the securities of OUTFRONT Media or of any other company based on information gained as a result of his or her employment with the Company, or (iii) engaging in any activity which constitutes gross misconduct or which, if the Participant is a party to an employment agreement with the Company, would permit the Company to terminate the Participant’s employment agreement for “cause”.
(j)    “OUTFRONT Media” means OUTFRONT Media Inc. and its successors and assigns.
(k)    “Participant” means an Eligible Executive participating in this Plan for a Performance Period as provided in Section 4(b).
(l)    “Performance Goals” has the meaning set forth in Section 5(b).
(m)    “Performance Metrics” has the meaning set forth in Section 5(c).
(n)    “Performance Period” means the period of time during which achievement of the Performance Goals is to be measured. The Company’s Fiscal Year shall be the default Performance Period. The Committee shall have the discretion to designate a Performance Period other than the Company’s Fiscal Year, which may be longer or shorter than a Fiscal Year.
(o)    “Plan” means this OUTFRONT Media Inc. Executive Bonus Plan, as amended and restated as of February 19, 2015, as it may be further amended from time to time.
(p)    “Section 162(m)” means Section 162(m) of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.
(q)    “Section 162(m) Exemption” means the performance-based exemption from the limitation on deductibility imposed by Section 162(m), as set forth in Section 162(m)(4)(C) of the Code and the regulations and other guidance of general applicability that are issued thereunder.
(r)    “Section 409A” means Section 409A of the Code and the applicable regulations and other guidance of general applicability that are issued thereunder.
(s)    “Separation from Service” means separation from service with the Company for purposes of Section 409A of the Code, determined using the default provisions set forth in Section 1.409A1(h) of the Treasury Regulations or any successor provision thereto.
3.    Administration of this Plan.
(a)    Committee. This Plan shall be administered by a committee appointed or designated by the Board (the “Committee”). The Committee shall consist of at least such number of directors as is required from time to time to satisfy the Section 162(m) Exemption, and each such Committee member shall satisfy the qualification requirements of such exception; provided, that, if any such Committee member is found not to have met the qualification requirements of the Section 162(m) Exemption, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.
(b)    Administration. The Committee shall have all the powers vested in it by the terms of this Plan, such powers to include the authority (within the limitations described herein) to select the persons to be granted awards under this Plan, to determine the time when Awards will be granted, to set Performance Goals and other terms and conditions of Awards, to determine whether objectives and conditions for earning Awards have been met, to determine whether Awards will be paid at the end of the Performance Period or deferred (consistent with Section 409A), and to determine whether an Award or payment of an Award should be reduced or eliminated. The Committee shall have full power and authority to administer and interpret this Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of this Plan and for the conduct of its business as the Committee deems necessary or advisable. The Committee’s interpretations of this Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding for all purposes and on all parties, including the Company, its shareholders, its employees and any person receiving an Award under this Plan, as well as their respective successors in interest. The provisions of this Plan are intended to ensure that all Awards granted hereunder qualify for the Section 162(m) Exemption, and this Plan is intended to be interpreted and operated consistent with this intention. There is no obligation of uniformity of treatment of Participants under this Plan. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to this Plan or any Award.
(c)    Guidelines. The Committee may adopt from time to time written policies or rules as it deems necessary or desirable for the Committee’s implementation and administration of this Plan.
(d)    Delegation of Administrative Authority. To the extent consistent with Section 162(m), the Committee may delegate its responsibilities for administering this Plan to one or more officers or directors of the Company or its affiliates as it deems necessary or appropriate for the proper administration of this Plan.
4.    Eligibility and Participation.
(a)    Eligibility. All Eligible Executives are eligible to participate in this Plan for any Performance Period.
(b)    Participation. For each Performance Period, the Committee, in its discretion, shall select the Eligible Executives who shall participate in this Plan. The Committee will select the Participants no later than 90 days after the beginning of the Performance Period (or, if shorter, before 25% of the Performance Period has elapsed) in accordance with Section 162(m).
5.    Awards.
(a)    Establishment of Basis for Awards. In connection with the grant of each Award, the Committee shall (i) establish the Performance Goal(s) and the Performance Period applicable to such Award, (ii) establish the formula for determining the amounts payable based on achievement of the applicable Performance Goal(s), and (iii) establish such other terms and conditions for the Award as the Committee deems appropriate. The foregoing shall be accomplished within 90 days of the beginning of the Performance Period (or, if the Performance Period is shorter than 12 months, before 25% of the Performance Period has elapsed).
(b)    Performance Goals. The term “Performance Goals” means the objective performance goals established by the Committee for each Performance Period. The Performance Goals may be described in terms of objectives that are related to an individual Participant or objectives that are Companywide or related to a subsidiary, affiliate, division, department, region, function or business unit; may be measured on an absolute or cumulative basis or on the basis of percentage of or relative improvement or increase over time; may be measured in terms of Company performance (or performance of the applicable subsidiary, affiliate, division, department, region, function or business unit) or measured in terms of performance relative to selected peer companies or a market index; and different Performance Metrics may be given different weights. To the extent permissible for Awards to qualify for the Section 162(m) Exemption, the Committee may establish other subjective or objective goals, including individual Performance Goals, which it deems appropriate, for purposes of applying negative discretion in determining the Award amount. The Committee may provide, in connection with the setting of Performance Goals, that any evaluation of performance may include or exclude certain items that may occur during any Fiscal Year, including, but not limited to the following: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (iv) any recapitalization, reorganization, restructuring, stock split or dividend, merger, acquisition, divestiture, consolidation, split-up, spinoff, split-off, combination, liquidation, dissolution, sale of assets or other similar corporate transaction or event; (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in OUTFRONT Media’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses. To the extent such inclusions or exclusions affect any Award to any Participant, they shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility.
(c)    Performance Metrics. The term “Performance Metrics” means one or more of the following criteria on which Performance Goals may be based: operating income before depreciation and amortization; operating income; free cash flow; operational cash flow; net earnings; net earnings from continuing operations; earnings per share; earnings per share from continuing operations; earnings before any one or more of interest, taxes, depreciation and amortization; revenue; net revenue; net profit; net income; funds from operations; adjusted funds from operations; total shareholder return; share price; return on equity after tax; return on equity before tax; return in excess of cost of capital; profit in excess of cost of capital; return on assets; return on invested capital; return on capital employed; net operating profit after tax; net operating profit before tax; operating margin; profit margin; economic value added; expense or cost levels; bank debt or other long-term or short-term public or private debt or other similar financial obligation levels; or any combination thereof.
(d)    Certification of Awards. After the end of the Performance Period and prior to payment of any Award, the Committee shall certify in writing the degree to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. Subject to Section 5(e), the Award for each Participant shall be determined by applying the applicable formula for the Performance Period based upon the level of achievement of the Performance Goals certified by the Committee.
(e)    Committee Discretion. Notwithstanding anything to the contrary in this Plan, the Committee may, in its sole discretion, reduce or eliminate, but not increase, any Award payable to any Participant for any reason, including without limitation to reflect individual or business performance and/or unanticipated or subjective factors.
(f)    Maximum Awards. No Participant may be granted Awards in respect of any Fiscal Year having a maximum aggregate value in excess of the lesser of $15 million or eight (8) times his or her base salary in effect at the beginning of the Performance Period.
(g)    Timing of Payment. Awards will be payable by the Company to Participants as soon as administratively practicable following the determination and written certification of the Committee for the Performance Period pursuant to Section 5(d) above. In the case of any Participant subject to U.S. federal income tax, the Company shall distribute amounts payable to Participants in the calendar year following the calendar year in which the Performance Period ends and no later than March 15th of that calendar year.
(h)    Form of Payment. Awards will be paid in cash or cash equivalents. The Committee in its discretion may determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options or other stock-based or stock denominated units which shall be issued pursuant to the OUTFRONT Media Inc. Omnibus Stock Incentive Plan or a successor equity compensation plan in existence at the time of grant.
(i)    Deferral of Payment of Awards. Notwithstanding Section 5(g), the Committee, in its discretion, may provide to Participants the opportunity to elect to defer the payment of any Award under an approved deferred compensation plan or arrangement in accordance with the requirements of Section 409A. With respect to any Award (or portion thereof) that constitutes deferred compensation subject to Section 409A and is not otherwise exempt from Section 409A, such Award (or portion thereof) shall not be paid earlier than the date that is six months after the Participant’s Separation from Service if the payment is based on the Participant’s Separation from Service (other than as a result of death) and the Participant is classified as a “specified employee” within the meaning of Section 409A at the time of his or her Separation from Service.
(j)    Certain Participants not Eligible. To be eligible for payment of any Award, the Participant must (i) be employed by the Company on the date the payment of the Award is made pursuant to Section 5(g), unless the Committee specifies otherwise, (ii) have performed the Participant’s duties to the satisfaction of the Committee, and (iii) have not engaged in any acts that are considered by the Committee to constitute Misconduct.
6.    Miscellaneous Provisions.
(a)    Effect on Benefit Plans. Awards shall not be considered eligible pay under other plans, benefit arrangements or fringe benefit arrangements of the Company, unless otherwise specifically provided under the terms of such other plans or arrangements.
(b)    Restriction on Transfer. Awards (or interests therein) or amounts payable with respect to a Participant under this Plan are not subject to transfer, assignment or alienation, whether voluntary or involuntary.
(c)    Withholding Taxes. The Company shall have the right to deduct from all payments hereunder any federal, state, local or foreign taxes or social contributions required by law to be withheld with respect to such awards. The Participant shall be solely responsible for the satisfaction of any federal, state, local or foreign taxes on payments under this Plan.
(d)    No Rights to Awards. Except as set forth herein, no Company employee or other person shall have any claim or right to be granted an award under this Plan. Neither this Plan nor any action taken hereunder shall be construed as giving any employee any right to be retained in the employ of the Company or to interfere with the ability of the Company to terminate any such employee’s employment relationship at any time. At no time before the actual payment of an Award shall any Participant or other person accrue any vested interest or right whatsoever under this Plan, and the Company has no obligation to treat Participants consistently under this Plan.
(e)    Costs and Expenses. The costs and expenses of administering this Plan shall be borne by the Company and shall not be charged to any Award or to any Participant receiving an Award.
(f)    No Funding of Plan. This Plan shall be unfunded, and the Awards shall be paid solely from the general assets of the Company. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Award under this Plan. To the extent that any person acquires a right to receive payments under this Plan, the right is no greater than the right of any other unsecured general creditor.
(g)    Offset for Monies Owed. Any payments made under this Plan will be offset for any monies that are owed to the Company to the extent permitted by applicable law, including Section 409A (if applicable).
(h)    Other Incentive Plans. Nothing contained in this Plan shall prohibit the Company from granting other performance awards to employees of the Company (including Participants) under such other incentive arrangements, and in such form and manner, as it deems desirable.
(i)    Successors. All obligations of OUTFRONT Media under this Plan shall be binding on any successor to OUTFRONT Media whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of OUTFRONT Media.
(j)    Section 409A. To the extent that any Award under this Plan is subject to Section 409A, the terms and administration of such Award shall comply with the provisions of Section 409A, and, to the extent necessary to achieve compliance, may be modified at the discretion of the Committee.
(k)    Severability. If any provision of this Plan or any Award is or becomes or is deemed to be invalid or unenforceable in any jurisdiction or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of this Plan or the Award, such provision shall be stricken as to such jurisdiction, and the remainder of this Plan or Award shall remain in full force and effect.
(l)    Governing Law. This Plan and all rights and awards hereunder shall be construed in accordance with and governed by the laws of the State of Maryland.
7.    Effective Date, Amendments and Termination.
(a)    Effective Date. This Plan first became effective as of March 27, 2014. The terms of this Plan, as amended and restated, were adopted by the Board on February 19, 2015, contingent upon approval by the Company’s stockholders at the 2015 Annual Meeting of Stockholders.
(b)    Amendments. The Committee may at any time terminate or from time to time amend this Plan in whole or in part, but no such action shall adversely affect any rights or obligations with respect to any Awards theretofore made under this Plan. No such amendment or modification, however, may be effective without approval of OUTFRONT Media’s shareholders if such approval is necessary to comply with the requirements of the Section 162(m) Exemption including (i) any change to the class of persons eligible to participate in this Plan, (ii) any change to the Performance Goals or Performance Metrics or (iii) any increase to the maximum dollar amount that may be paid to a Participant for a Performance Period.
(c)    Termination. This Plan shall continue in effect until terminated by the Committee.